Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 21, 2023, relating to the financial statements and financial highlights of Midcap Financial Investment Corporation appearing in the Transition Report on Form 10-KT of Midcap Financial Investment Corporation for the period from April 1, 2022 to December 31, 2022, our report dated February 21, 2023, on the senior securities table included in this Registration Statement, and to the references to us under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firms” in the Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

April 12, 2023